Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with the other parties hereto on behalf of each of them a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Spansion Inc., a Delaware corporation, and that this agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

In witness whereof, the undersigned hereby execute this agreement as of the 21st day of December, 2005.

Advanced Micro Devices, Inc.

By:	/s/ Hollis M. O’Brien
Name:	Hollis M. O’Brien
Title:	Corporate Vice President and Secretary

AMD (U.S.) Holdings, Inc.

By:	/s/ Hollis M. O’Brien
Name:	Hollis M. O’Brien
Title:	Vice President and Secretary

AMD Investments, Inc.

By:	/s/ Hollis M. O’Brien
Name:	Hollis M. O’Brien
Title:	Vice President and Secretary